Exhibit 99.1

Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	News Release Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price 330-796-1863 ANALYST CONTACT: Christina Zamarro 330-796-1042 FOR IMMEDIATE RELEASE

Goodyear Reports Record First Quarter Earnings

–	Record first quarter segment operating income of $391 million, net income of $236 million

–	North America sets first quarter earnings record of $198 million, up 27%

–	First quarter tire unit volumes increase 2%, growth in 3 of 4 business units

–	Company reaffirms 2015 financial targets

AKRON, Ohio, April 29, 2015 – The Goodyear Tire & Rubber Company today reported record earnings for the first quarter of 2015.

“Our strong first quarter provides solid momentum as we start 2015,” said Richard J. Kramer, chairman and chief executive officer. “We overcame significant foreign currency headwinds and delivered record earnings led by North America, which achieved its fourth consecutive quarter of segment operating income margin of more than 10 percent,” he added.

“Our volume growth was driven by market demand for our award-winning high-value-added products and gives us increased confidence in our outlook for the remainder of the year,” Kramer said.

Goodyear’s first quarter 2015 sales were $4.0 billion, down from $4.5 billion a year ago, with the decrease largely attributable to unfavorable foreign currency translation of $393 million.

Tire unit volumes totaled 40.8 million for the first quarter of 2015, up 2 percent from last year. Original equipment unit volume was up 3 percent. Replacement tire shipments were up 2 percent.

The company reported record first quarter segment operating income of $391 million in 2015, up from $373 million a year ago. The increase in segment operating income was driven by higher sales volume, a net benefit from changes in price/mix and raw material costs and improvements in other cost items. These improvements were partially offset by unfavorable foreign currency translation.

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Goodyear’s first quarter 2015 net income available to common shareholders was $224 million (82 cents per share). Net income includes a non-cash, one-time gain of $155 million ($99 million after taxes and minority interest) for the recognition of deferred royalty income resulting from the termination of a licensing agreement associated with the company’s former Engineered Products business. Excluding certain significant items, adjusted net income was $148 million (54 cents per share). Per share amounts are diluted.

First quarter 2015 adjusted net income was also impacted by $29 million (11 cents per share) of U.S. tax expense following the release of the company’s U.S. tax valuation allowance in the fourth quarter of 2014. Due to tax credits and prior tax-loss carryforwards, the company does not expect to pay significant cash income taxes in the United States for about five years.

For the first quarter of 2014, the net loss available to common shareholders was $58 million (23 cents per share), driven by a foreign currency exchange charge in Venezuela. Excluding certain significant items, adjusted net income was $156 million (56 cents per share). Per share amounts are diluted.

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income and Margin; Free Cash Flow from Operations; Adjusted Net Income; and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items on the 2015 and 2014 periods.

Business Segment Results

North America

	First Quarter
(in millions)	2015	2014
Tire Units	14.8	14.6
Sales	$1,858	$1,879
Segment Operating Income	198	156
Segment Operating Margin	10.7%	8.3%

North America’s first quarter 2015 sales decreased 1 percent from last year to $1.9 billion. Sales reflect a 2 percent increase in tire unit volume offset by lower sales in other tire-related businesses and unfavorable foreign currency translation. Replacement tire shipments were up 2 percent. Original equipment unit volume was up 2 percent.

First quarter 2015 segment operating income of $198 million was a 27 percent improvement over the prior year and a first quarter record. The improvement was driven primarily by lower raw material costs and higher tire unit volume.

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Europe, Middle East and Africa

	First Quarter
(in millions)	2015	2014
Tire Units	15.9	16.2
Sales	$1,331	$1,676
Segment Operating Income	73	110
Segment Operating Margin	5.5%	6.6%

Europe, Middle East and Africa’s first quarter sales decreased 21 percent from last year to $1.3 billion, primarily due to unfavorable foreign currency translation. Sales also reflect a 2 percent decrease in tire unit volume, due in part to the company’s exit from the farm tire business. Replacement tire shipments were down 1 percent. Original equipment unit volume was down 2 percent.

First quarter 2015 segment operating income of $73 million was 34 percent below the prior year due to unfavorable foreign currency translation and higher conversion costs due to lower production in the fourth quarter of 2014.

Asia Pacific

	First Quarter
(in millions)	2015	2014
Tire Units	5.7	5.2
Sales	$450	$492
Segment Operating Income	67	65
Segment Operating Margin	14.9%	13.2%

While Asia Pacific’s first quarter tire unit volumes increased 9 percent, total sales decreased 9 percent as the gain in volume was more than offset by reduced price/mix and unfavorable foreign currency translation. Replacement tire shipments were flat. Original equipment unit volume was up 20 percent, primarily in China and India.

First quarter 2015 segment operating income of $67 million was up 3 percent from last year, primarily driven by higher volume.

Latin America

	First Quarter
(in millions)	2015	2014
Tire Units	4.4	4.0
Sales	$385	$422
Segment Operating Income	53	42
Segment Operating Margin	13.8%	10.0%

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Latin America’s first quarter sales decreased 9 percent from last year to $385 million, due to unfavorable foreign currency translation. Sales also reflect a 10 percent increase in tire unit volume. Replacement tire shipments were up 17 percent. Original equipment unit volume was down 12 percent, primarily in Brazil.

First quarter segment operating income of $53 million was up 26 percent from a year ago primarily due to improved price/mix and higher tire unit volume, partially offset by higher overall inflation costs and unfavorable foreign currency translation. Operating income in Venezuela was $22 million, up from 2014’s first quarter loss, when a labor disruption and currency devaluation adversely affected earnings. The company previously indicated that it expected no earnings contribution from its Venezuelan operations for the full year of 2015.

Outlook

The company reaffirmed its 2015-2016 financial targets, which include:

–	Segment Operating Income growth of between 10 percent and 15 percent per year;

–	Annual positive Free Cash Flow from Operations and,

–	An Adjusted Debt to EBITDAP ratio of 2.0x to 2.1x.

Common Stock Dividend

The company paid a quarterly dividend of 6 cents per share of common stock on March 2, 2015. The Board of Directors has declared a quarterly dividend of 6 cents per share payable June 1, 2015, to shareholders of record on May 1, 2015.

China Development Center

On March 26, the company announced that it has established its first development center in China. Located at the company’s state-of-the-art tire manufacturing facility in Pulandian, the new center expands Goodyear’s capabilities in the Asia Pacific region and will enable it to increase the speed and efficiency of high-value-added tire development, especially for China-based automakers.

New Americas Factory Site Selected

On April 24, Goodyear announced that it has selected San Luis Potosi, Mexico as the site for its new consumer tire factory to serve customers in the Americas. The new factory, combined with investments in its existing factories, will enable the company to meet the strong and growing market demand for its high-value-added consumer tires in North America and Latin America.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

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Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Laura K. Thompson, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling either 800-895-1085 or 785-424-1055 before 8:55 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling 800-839-2485 or 402-220-7222. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs about 67,000 people and manufactures its products in 50 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; foreign currency translation and transaction risks; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2015	2014
NET SALES	$4,024	$4,469
Cost of Goods Sold	3,066	3,518
Selling, Administrative and General Expense	608	667
Rationalizations	16	41
Interest Expense	103	105
Other (Income) Expense	(128)	168

Income (Loss) before Income Taxes	359	(30)
United States and Foreign Taxes	123	8

Net Income (Loss)	236	(38)
Less: Minority Shareholders’ Net Income	12	13

Goodyear Net Income (Loss)	224	(51)
Less: Preferred Stock Dividends	—	7

Goodyear Net Income (Loss) Available to Common Shareholders	$224	$(58)

Goodyear Net Income (Loss) Available to Common Shareholders—Per Share of Common Stock
Basic	$0.83	$(0.23)

Weighted Average Shares Outstanding	270	248
Diluted	$0.82	$(0.23)

Weighted Average Shares Outstanding	274	248
Cash Dividends Declared Per Common Share	$0.06	$0.05

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	March 31,	December 31,
	2015	2014
Assets:
Current Assets:
Cash and Cash Equivalents	$1,613	$2,161
Accounts Receivable, less Allowance—$86 ($89 in 2014)	2,523	2,126
Inventories:
Raw Materials	479	535
Work in Process	149	149
Finished Products	1,910	1,987

	2,538	2,671
Deferred Income Taxes	568	570
Prepaid Expenses and Other Current Assets	192	196

Total Current Assets	7,434	7,724
Goodwill	552	601
Intangible Assets	137	138
Deferred Income Taxes	1,682	1,762
Other Assets	705	731
Property, Plant and Equipment less Accumulated Depreciation—$8,763 ($9,029 in 2014)	6,826	7,153

Total Assets	$17,336	$18,109

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,612	$2,878
Compensation and Benefits	669	724
Other Current Liabilities	885	956
Notes Payable and Overdrafts	23	30
Long Term Debt and Capital Leases due Within One Year	238	148

Total Current Liabilities	4,427	4,736
Long Term Debt and Capital Leases	5,965	6,216
Compensation and Benefits	1,509	1,676
Deferred and Other Noncurrent Income Taxes	181	181
Other Long Term Liabilities	696	873

Total Liabilities	12,778	13,682
Commitments and Contingent Liabilities
Minority Shareholders’ Equity	539	582
Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares — 270 million (269 million in 2014) after deducting 8 million treasury shares (9 million in 2014)	270	269
Capital Surplus	3,145	3,141
Retained Earnings	4,551	4,343
Accumulated Other Comprehensive Loss	(4,174)	(4,143)

Goodyear Shareholders’ Equity	3,792	3,610
Minority Shareholders’ Equity – Nonredeemable	227	235

Total Shareholders’ Equity	4,019	3,845

Total Liabilities and Shareholders’ Equity	$17,336	$18,109

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Three Months Ended
	March 31,
	2015	2014
Cash Flows from Operating Activities:
Net Income (Loss)	$236	$(38)
Adjustments to Reconcile Net Income (Loss) to Cash Flows from Operating Activities:
Depreciation and Amortization	172	183
Amortization and Write-Off of Debt Issuance Costs	2	6
Provision for Deferred Income Taxes	91	(21)
Net Pension Curtailments and Settlements	—	39
Net Rationalization Charges	16	41
Rationalization Payments	(26)	(36)
Net Losses on Asset Sales	1	2
Pension Contributions and Direct Payments	(26)	(1,223)
Net Venezuela Currency Loss	—	157
Gain on Recognition of Deferred Royalty Income	(155)	—
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(495)	(456)
Inventories	8	(214)
Accounts Payable—Trade	(82)	80
Compensation and Benefits	(82)	(44)
Other Current Liabilities	(9)	6
Other Assets and Liabilities	87	(25)

Total Cash Flows from Operating Activities	(262)	(1,543)
Cash Flows from Investing Activities:
Capital Expenditures	(204)	(229)
Asset Dispositions	1	2
Decrease in Restricted Cash	2	4
Short Term Securities Acquired	—	(25)
Short Term Securities Redeemed	21	35
Other Transactions	—	2

Total Cash Flows from Investing Activities	(180)	(211)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	16	13
Short Term Debt and Overdrafts Paid	(22)	—
Long Term Debt Incurred	614	1,104
Long Term Debt Paid	(628)	(272)
Common Stock Issued	4	24
Common Stock Repurchased	(1)	(32)
Common Stock Dividends Paid	(16)	(12)
Preferred Stock Dividends Paid	—	(7)
Transactions with Minority Interests in Subsidiaries	(1)	(23)

Total Cash Flows from Financing Activities	(34)	795
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(72)	(184)

Net Change in Cash and Cash Equivalents	(548)	(1,143)
Cash and Cash Equivalents at Beginning of the Period	2,161	2,996

Cash and Cash Equivalents at End of the Period	$1,613	$1,853

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income, Free Cash Flow from Operations, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS) on a historical basis and our targeted Total Segment Operating Income growth rate for 2015-2016 and our targeted ratio of Adjusted Debt to EBITDAP for 2016, which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as an alternative to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs) Segment Operating Income as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes.

Free Cash Flow from Operations is the company’s Cash Flows from Operating Activities as determined in accordance with U.S. GAAP before pension contributions and direct payments and rationalization payments, less capital expenditures. Management believes that Free Cash Flow from Operations is useful because it represents the cash generating capability of the company’s ongoing operations, after taking into consideration capital expenditures necessary to maintain its business and pursue growth opportunities.

Adjusted Net Income is Goodyear’s Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted EPS is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted EPS are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

Adjusted Debt is the sum of our total debt and our global pension liability, each as determined in accordance with U.S. GAAP, and EBITDAP, as adjusted, represents Net Income (the most directly comparable U.S. GAAP financial measure) before interest expense, income tax expense, depreciation and amortization expense, net periodic pension cost, rationalization charges and other (income) and expense. We refer to the ratio of Adjusted Debt to EBITDAP because we believe it is widely used by investors as a means of evaluating a company’s leverage.

We are unable to present a quantitative reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, because management cannot reliably predict all of the necessary components of those U.S. GAAP financial measures without unreasonable effort. These components could be significant to the calculation of those U.S. GAAP financial measures in the future.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

See the tables below for reconciliations of historical Total Segment Operating Income, Free Cash Flow from Operations, Adjusted Net Income and Adjusted Diluted EPS to the most directly comparable U.S. GAAP measures.

Total Segment Operating Income and Margin Reconciliation Table

	Three Months Ended March 31,
(In millions)	2015	2014
Segment Operating Income	$391	$373
Rationalizations	16	41
Interest Expense	103	105
Other (Income) Expense	(128)	168
Asset Write-offs and Accelerated Depreciation	3	1
Corporate Incentive Compensation Plans	13	27
Corporate Pension Curtailments/Settlements	—	33
Intercompany Profit Elimination	6	13
Retained Expenses of Divested Operations	2	4
Other	17	11

Income (Loss) before Income Taxes	$359	$(30)
United States and Foreign Taxes	123	8
Less: Minority Shareholders Net Income	12	13

Goodyear Net Income (Loss)	$224	$(51)

Sales	$4,024	$4,469
Return on Sales	5.6%	1.1%
Total Segment Operating Margin	9.7%	8.3%

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Free Cash Flow from Operations Reconciliation Table

	Three Months Ended March 31,
(in millions)	2015	2014
Net Income (Loss)	$236	$(38)
Depreciation and Amortization	172	183
Working Capital (1)	(569)	(590)
Pension Expense (2)	36	50
Provision for Deferred Income Taxes	91	(21)
Gain on Recognition of Deferred Royalty Income	(155)	—
Other (3)	(21)	132
Capital Expenditures	(204)	(229)

Free Cash Flow from Operations (non-GAAP)	$(414)	$(513)
Capital Expenditures	204	229
Pension Contributions and Direct Payments	(26)	(1,223)
Rationalization Payments	(26)	(36)

Cash Flow from Operating Activities (GAAP)	$(262)	$(1,543)

Amounts are calculated from the consolidated Statements of Cash Flows except for pension expense, which is as reported in the Notes to Consolidated Financial Statements.

(1) Working Capital represents total changes in accounts receivable, inventories and accounts payable – trade.

(2) Pension expense is the net periodic pension cost (before curtailments, settlements and termination benefits) as reported in the pension-related note in the Notes to Consolidated Financial Statements.

(3) Other includes amortization and write-off of debt issuance costs, net pension curtailments and settlements, net rationalization charges, net (gains) losses on asset sales, net Venezuela currency loss, compensation and benefits less pension expense, other current liabilities, and other assets and liabilities.

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Adjusted Net Income (Loss) and Adjusted Diluted Earnings per Share Reconciliation Table

First Quarter 2015	Net Income After-tax and Minority Interest	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
Goodyear Net Income Available to Common Shareholders	$224	274	$0.82
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	14
Net Income and Other Discrete Tax Items	5
Charges for Labor Claims Related to a Closed Facility in Greece	4
Gain on Recognition of Deferred Royalty Income	(99)

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As Adjusted	$148	274	$0.54

First Quarter 2014	Net Income (Loss) After-tax and Minority Interest	Weighted Average Shares Outstanding- Diluted	Diluted EPS
(In millions, except EPS)
Goodyear Net Income (Loss) Available to Common Shareholders	$(58)	248	$(0.23)
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	30
Net Loss on Asset Sales	2
Net Venezuela Currency Remeasurement Loss	132
Pension Curtailments and Settlements	36
Charges for Labor Claims Related to a Closed Facility in Greece	7

	$207
Preferred Stock Dividends	7

As Adjusted	$156	281	$0.56

Adjusted Net Income (Loss) represents Goodyear Net Income (Loss) Available to Common Shareholders adjusted for certain significant items and adding back preferred stock dividends. Diluted weighted average shares outstanding used to compute First Quarter 2014 EPS in accordance with U.S. GAAP have been adjusted to include the impact of the conversion of preferred stock on April 1, 2014 (28 million equivalent shares at March 31, 2014) and the effect of dilutive stock options and other securities (5 million shares at March 31, 2014).

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